CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment to Registration Statement on Form N-2 of our report dated February 27, 2026, relating to the financial statements and financial highlights of Brookfield Real Assets Income Fund Inc. appearing in Form N-CSR of Brookfield Real Assets Income Fund Inc. for the year ended December 31, 2025, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 27, 2026